UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                     TRANSMERIDIAN EXPLORATION INCORPORATED
--------------------------------------------------------------------------------
                       (Name of Subject Company (Issuer))


                   TRANS MERIDIAN INTERNATIONAL INC. - OFFEROR
--------------------------------------------------------------------------------
             (Name of Filing Persons (identifying status as offeror,
                            issuer or other person))


                    Common Stock, par value $0.0006 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   89376N 10 8
         --------------------------------------------------------------
                                 (CUSIP Number)


                                Lorrie T. Olivier
                   c/o Transmeridian Exploration Incorporated
                           5847 San Felipe, Suite 4300
                              Houston, Texas 77060
                                 (713) 458-1100

                                 With a copy to:
                                 --------------

                                  Jonathan Cahn
                              Baker & McKenzie LLP
                            815 Connecticut Avenue NW
                            Washington DC 20006-4078
                                 (202) 452-7000
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive
               Notices and Communications on behalf of the Bidder)


                            CALCULATION OF FILING FEE

      Transaction Valuation*                           Amount of Filing Fee
--------------------------------------------------------------------------------
                N/A                                           N/A

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:       - 0 -         Filing Party:      N/A
                            ---------                       ---------
Form or Registration No.:      N/A          Date Filed:        N/A
                            ---------                       ---------

     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. [X]

     Check the appropriate boxes to designate any transactions to which the statement relates:

[X]  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[X]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]








Exhibit 99.1 Press release issued by Transmeridian Exploration Incorporated on December 31, 2007.

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2007



                                       Signature: /s/ Lorrie T. Olivier
                                                  -----------------------------
                                                  Name:  Lorrie T. Olivier


                                       THE OLIVIER FAMILY LIVING TRUST

                                       By:        /s/ Lorrie T. Olivier
                                                  -----------------------------
                                                  Name:  Lorrie T. Olivier
                                                  Title: Trustee


                                       THE OLIVIER FAMILY INTERESTS LTD.

                                       By:        /s/ Lorrie T. Olivier
                                                  -----------------------------
                                                  Name:  Lorrie T. Olivier
                                                  Title: Secretary/Treasurer


                                       COLAMER LTD.

                                       By:        /s/ Lorrie T. Olivier
                                                  -----------------------------
                                                  Name:  Lorrie T. Olivier
                                                  Title: Managing Partner


                                       GREENCOVE HOLDINGS

                                       By:        /s/ Lorrie T. Olivier
                                                  -----------------------------
                                                  Name:  Lorrie T. Olivier
                                                  Title: Managing Partner


                                       TRANS MERIDIAN INTERNATIONAL, INC.

                                       By:        /s/ Lorrie T. Olivier
                                                  -----------------------------
                                                  Name:  Lorrie T. Olivier
                                                  Title: President/Director